EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Openwave Systems Argentina S.R.L.	Argentina

Openwave Systems Brasil Ltda	Brazil

Openwave Systems (Canada) Ltd.	Canada

Openwave Systems (Denmark) ApS	Denmark

Openwave Systems (France) SAS	France

Openwave Systems Deutschland GmbH	Germany

Openwave Systems (H.K.) Ltd.	Hong Kong
Software.com Hong Kong Ltd.	Hong Kong

Openwave Systems (Italia) SRL	Italy

Openwave Systems Japan KK	Japan

Openwave Systems Co. Ltd.	Korea

Openwave Systems (Mexico) S. de R.L. de C.V.	Mexico

Phone.com B.V.	Netherlands
Openwave Systems B.V.	Netherlands

Adros Contractors Ltd.	Northern Ireland
Openwave Systems (Ireland) Ltd.	Northern Ireland
Openwave Systems (NI) Ltd.	Northern Ireland
Openwave Systems (ROI) Ltd.	Republic of Ireland

Openwave Systems (Singapore) Pte Ltd	Singapore

Openwave Systems (Holdings) Ltd.	United Kingdom
Openwave Systems (Europe) Ltd.	United Kingdom

Atmobile.com, Inc.	United States
Atmotion, Inc.	United States
Bcandid Corp.	United States
Global Mobility Network, Inc.	United States
Highland Software, Inc.	United States
ISPNews, Inc.	United States
Mobility.Net Corp.	United States
MyAble, Inc.	United States
Onebox.com, Inc.	United States
Openwave Systems International, Inc.	United States
Openwave Technologies Inc. (FKA Software.com, Inc.)	United States
Phone.com Foreign Holdings LLC	United States
Paragon Software, Inc.	United States
Software.com Telarc, Inc.	United States
Avogadro, Inc.	United States
Anchor Acquisition Inc.	United States
Openwave Systems China Holding Inc.	United States
Sapphire Acquisition Corp.	United States

Openwave Systems (Sweden) AB	Sweden

Openwave Systems (Espana) S.L.	Spain

Openwave Systems (Switzerland) Sarl	Switzerland

Openwave Systems Pty Ltd.	Australia

Openwave Systems Taiwan Ltd.	Taiwan